Exhibit 10.34

2008
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of the 17 day of March, 2008, by and among BENIHANA INC., a Delaware corporation (the “Company”) and JOEL A. SCHWARTZ (the “Executive”).

          Executive is employed by the Company as its Chairman and Chief Executive Officer. The Company and Executive desire to amend and restate Executive’s employment agreement with the Company dated as of the 1st day of April, 2001, and as amended to date (the “Existing Agreement”).

          NOW THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto have agreed, and do hereby agree, the Existing Agreement is hereby amended and restated to read in its entirety as follows:

                         1.          EMPLOYMENT TERM

                                                  1.1 The Company will employ Executive in its business and Executive will work for the Company as Chairman and Chief Executive Officer for a term ending on March 31, 2011 unless sooner terminated as provided herein. Executive also agrees to serve as director of the Company and as an officer and director of any subsidiary, if so elected. Employment Period shall mean the term hereof. Executive may terminate this Agreement upon not less than three months prior written notice to the Company in the event that Executive would be required, in order to perform his services hereunder, to move his principal residence from the metropolitan Miami area.

                                                  1.2 The term “Company” as used in this Agreement shall be deemed to include any and all present and future subsidiaries and affiliates of the Company.

                         2.          DUTIES

                                                  2.1 During the Employment Period, Executive shall perform the duties of Chairman and Chief Executive Officer of the Company and such further executive duties consistent with such position as shall, from time to time, be reasonably delegated or assigned to him by the Board of Directors of the Company consistent with Executive’s abilities.

                         3.          DEVOTION OF TIME

                                                  3.1 During the Employment Period, Executive shall expend substantially all of his working time for the Company; shall devote his best efforts, energy and skill to the services of the Company and the promotion of its interests; and shall not take part in activities detrimental to the best interests of the Company.

                         4.          COMPENSATION

                                                  4.1 In respect of services to be performed by Executive during the Employment Period, the Company agrees to pay Executive at the annual rate in effect on the date hereof until March 31, 2008 and at the annual rate of four hundred thousand dollars ($400,000) effective from and after April 1, 2008(“Basic Compensation”), payable in accordance with the Company’s customary payroll practices for executive employees.

                                                  4.2 The Basic Compensation shall be increased by an amount established by reference to the “Consumer Price Index for Urban Wage Earners and Clerical Workers, New York, New York- Northern New Jersey area published by the Bureau of Labor Statistics of the United States Department of Labor (the “Consumer Price Index”). The base period shall be the month ended December 31, 2007 (the “Base Period”). If the Consumer Price Index for the month of December in any year, commencing in 2008, is greater than the Consumer Price Index for the Base Period, Basic Compensation shall be increased, commencing on April 1 of the next following year, to the amount obtained by multiplying Basic Compensation by a fraction, the numerator of which is the Consumer Price Index for the month of December of the year in which such determination is being made and the denominator of which is the Consumer Price Index for the Base Period.

                                                  4.3 Executive shall also be entitled to participate in the Benihana Executive Incentive Compensation Plan (as from time to time amended and in accordance with the terms thereof) and to such additional increments and bonuses as shall be determined from time to time by the Board of Directors of the Company or its Compensation Committee. Any such additional, discretionary bonuses shall be paid to Executive within two and one-half months after the end of the fiscal year or other period with respect to which they are paid.

                                                  4.4 If during the term hereof Executive owns any options to purchase securities of the Company which securities are publicly traded and which options were granted to him in connection with his service as an employee, officer or director of the Company, Executive shall have the right at any time within twelve months following the date of any “Change in Control”, as defined in Section 7.1 to cause the Company to repurchase such options from him (but only to the extent that such options are then exercisable by him in accordance with their terms) at a purchase price equal to the difference between (i) the closing price of the appropriate security of the Company (if traded on the New York or American Stock Exchange or quoted in the NASDAQ National Market) or the average between the closing bid and asked prices (if traded on the over-the-counter market) on the date immediately prior to the date on which Executive exercises such right and (ii) the exercise price of such option; provided however, that in no fiscal year of the Company shall the aggregate purchase price of such options exceed five percent (5%) of the total stockholders equity (net worth) of the Company as shown on its audited financial statements for the fiscal year immediately preceding the year in which such right is exercised. Such right shall be exercised by Executive giving the Company written notice thereof and the purchase and sale shall be consummated not more than ten (10) business days after receipt by the Company of the notice of exercise. The Company shall withhold all applicable withholding taxes from any amounts due to Executive under this Section 4.4.

                                                  4.5 Upon any termination of this Agreement or Executive’s employment hereunder, Executive shall be entitled to be paid only (i) any earned but unpaid Basic Compensation due to Executive at the time of such termination, (ii) any amounts due to him under (and in accordance with the terms of) any employee benefit or bonus plans in which he was a participant, and (iii) the amounts, if any, payable to him pursuant to the terms of Sections 6 through 9 below, and such payments are in lieu of any severance or similar payments which may be provided by the Company from time to time. Executive shall not be entitled to receive any other or additional compensation of any kind. Notwithstanding anything to the contrary contained therein, Executive’s right to receive any payments provided for under Sections 6.2 through 9 shall be conditioned upon and subject to Executive’s execution and delivery to the Company (not later than 30 days after any termination of his employment under such Sections) of a general release, substantially in the form of that attached hereto as Exhibit A.

                         5.          USE OF AUTOMOBILE; REIMBURSEMENT OF EXPENSES

                                                  5.1 During the Employment Period, the Company shall pay directly, or reimburse Executive, for all other reasonable and necessary expenses (other than the automobile expenses described in Section 5.2) and disbursements incurred by him for and on behalf of the Company in the performance of his duties during the Employment Period upon submission of vouchers or other evidence thereof in accordance with the Company’s usual policies of expense reimbursement.

                                                  5.2 In addition to the reimbursement described in Section 5.1, during the Employment Period, Executive shall receive an allowance of $300 per month for automobile expenses, including lease costs or purchase price, gasoline and oil and garaging.

                         6.          DISABILITY OR DEATH

                                                  6.1 If, during the Employment Period, Executive shall die, this Agreement shall terminate upon such death and the Company shall pay to such person or persons as Executive shall from time to time designate in writing as the beneficiary of such payment, or, in the absence of such designation, to Executive’s estate(“Beneficiary”) the amount of Three Hundred and Fifty Thousand ($350,000) Dollars less the amount of any insurance on Executive’s life which has been purchased by the Company for payment to the Beneficiary. Such payment shall be made in a lump sum within ninety (90) days after the death of Executive.

                                                  6.2 If, during the Employment Period, Executive suffers a “Disability,” this Agreement shall terminate as of the date on which the Executive is determined by the Board of Directors of the Company (in good faith and after consultation with and in reliance upon the advice of appropriate medical experts) to have a Disability (a “Section 6.2 Termination”), and the Retirement Benefit provided for in Section 9 below shall be paid to the Executive in accordance with its terms. “Disability” shall mean any medically determinable physical or mental impairment which is reasonably likely to result in the death of Executive or the inability of Executive, for a continuous period of more than twelve (12) months, to perform substantially all of his regular duties and carry out substantially all of his responsibilities hereunder. The Company shall have the right to have Executive examined by a competent doctor for purposes of determining any physical or mental impairment Executive may have suffered.

                                                  6.3 The obligations of the Company to pay the Retirement Benefit provided for in Section 9 may be satisfied, in whole or in part, by payments to Executive under disability insurance provided by the Company, and under laws providing disability benefits for employees. Any such payments received by Executive after the expiration of the Term of this Agreement shall be credited against and serve to reduce the payments provided for under Section 9 in the direct order of their maturity, and any such payments received by Executive during the Term of this Agreement shall be credited against and serve to reduce any Basic Compensation due to Executive hereunder.

                         7.          CHANGE IN CONTROL

                                                  7.1 In the event at any time during the Employment Period, a majority of the Board of Directors is composed of persons who are not “Continuing Directors”, as hereinafter defined, which event is defined to mean a “Change in Control”, Executive shall have the option, to be exercised by written notice to the Company, to resign as an employee and terminate this Agreement, effective as of such date specified in the notice of exercise and upon such termination (a “Section 7.1 Termination”)to receive payment (as provided below) of a sum equal to the product of (A) the Basic Compensation in effect on the date of such termination multiplied (B) by the number of years (both full and partial) remaining in the term hereof had such termination not occurred. The payment calculated in accordance with the provisions of the preceding sentence is defined as the “Severance Payment.” The Severance Payment shall be paid to Executive in sixty (60) equal consecutive monthly installments, commencing on the first day of the month following the month in which the Section 7.1 Termination occurred. Notwithstanding any thing to the contrary contained above, in the event that at the time of the Section 7.1 Termination (i) the Company has securities that are publicly traded on an “established securities exchange”, and (ii) Executive is a “specified employee” of the Company (in each case, as such quoted terms are defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or rules and regulations issued thereunder), the Company shall delay the payment of the first six installments of the Severance Payment due to Executive under this Section 7.1 to the date that is six months plus one day (the “Delayed Payment Date”) after the Section 7.1 Termination, it being understood that any payment so delayed shall be paid to Executive in a lump sum and without interest on the Delayed Payment Date; provided, however, that such payment shall be so delayed only to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code. The Severance Payment shall constitute liquidated damages and not a penalty, and Executive shall not be obligated to seek employment to mitigate his damages; nor shall any compensation Executive receives from any party subsequent to such Termination be an offset to the amount of such payment. The Severance Payment is in addition to and not in lieu of any Retirement Benefit to which Executive is entitled under the provisions of Section 9 below.

                                                  7.2 “Continuing Directors” shall mean (i) the directors of the Company at the close of business on the date hereof, and (ii) any person who was or is recommended to (A) succeed a Continuing Director or (B) becomes a director as a result of an increase in the size of the Board, in each case, by a majority of the Continuing Directors then on the Board.

                                                  7.3 In the event that payments to Executive under this Section 7, plus payments made under Section 9 on account of a Change in Control, plus any other payments or other benefits made by the Company to Executive on account of a Change in Control would, in the opinion of tax counsel selected by the Company and reasonably acceptable to Executive (“Tax Counsel”), be subject, in whole or in part, to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, as determined as provided below, the total amount of such payments shall be reduced until no portion of such payments would be subject to the Excise Tax. For the purpose of this provision, (i) only the portion of such payments which in the opinion of Tax Counsel constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code shall be taken into account and (ii) such payments shall be reduced only to the extent necessary so that such payments would not be subject to the Excise Tax, in the opinion of Tax Counsel.

                         8.          TERMINATION OF EMPLOYMENT WITHOUT CAUSE

                                                  8.1 Upon any termination of Executive’s employment (i) by the Company without “Cause” as hereafter defined, or (ii) by Executive for “Good Reason” as hereinafter defined(each, a “Section 8 Termination”), Executive shall be entitled to receive an amount equal to the Severance Payment (the “Section 8 Severance Payment”).

                                                  8.2 The Section 8 Severance Payment shall be paid to Executive not later than 45 days after the Section 8 Termination; provided, however, that in the event that at the time of any such Termination (i)the Company has securities that are publicly traded on an “established securities market”, and (ii) Executive is a “specified employee” of the Company (in each case as such quoted terms are defined in Section 409A of the Code or rules and regulations issued thereunder), the Company shall delay any Section 8 Severance Payment due to Executive to the date that is six months plus one day (the “Delayed Payment Date”) after such Termination, it being understood that any payment so delayed shall be paid to Executive in a lump sum and without interest on the Delayed Payment Date; provided, however, that such payment shall be so delayed only to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code. The Section 8 Severance Payment shall constitute liquidated damages and not a penalty, and Executive shall not be obligated to seek employment to mitigate his damages; nor shall any compensation Executive receives from any party subsequent to such Termination be an offset to the amount of such payment. The Section 8 Severance Payment is in addition to and not in lieu of any Retirement Benefit to which Executive is entitled under the provisions of Section 9 below.

                                                  8.3 As used herein, the term “Cause” shall mean:(i) Executive’s deliberate and intentional refusal (except by reason of incapacity due to mental or physical illness or disability) to comply with the provisions of Section 3.1 of this Agreement relating to the time and effort to be devoted by Executive to the business and affairs of the Company after demand for performance by the Company that specifically identifies the manner in which the Company alleges Executive has not performed his duties, (ii) Executive’s proven dishonesty with respect to the Company, disloyalty, Executive’s gross negligence or willful misconduct which, in any case, results in demonstrable material harm to the Company, (iii) the breach by Executive of his covenant not to compete contained in Section 10.4 hereof, (iv) the continuing breach of any of the other covenants on Executive’s part herein set forth resulting in, or which may reasonably be expected to result in a substantial adverse effect on the Company, or (v) Executive’s conviction of a crime involving moral turpitude. “Good Reason” shall mean a termination by Executive (A) pursuant to the provisions of Section 1.1 or (B) as a result of a material breach by the Company of any of the Company’s material obligations under this Agreement, provided that (i) Executive gives notice of such condition to the Company within 90 days after the initial existence of the condition, which notice gives the Company 30 days within which to cure the condition and (ii) the condition is not cured within such 30-day period.

                         9.          LONG TERM COMPENSATION AND MEDICAL INSURANCE

                         (a) In recognition of Executive’s many years of service to the Company and its predecessors, (A) in the event Executive’s employment with the Company is terminated by reason of (i) a Section 6.2 Termination, (ii) a Section 7.1 Termination, or (iii) a Section 8 Termination, or (B) in the event that this Agreement shall terminate on its scheduled expiration date without having been renewed or extended (an “Expiration Event”), the Company shall pay Executive, as additional long term compensation, an amount (referred to herein as the “Retirement Benefit”) equal to Five (5) times Executive’s Basic Compensation in effect as at the time of the relevant event specified in clause (A) or (B) above. The Retirement Benefit shall be paid to Executive in sixty (60) equal, consecutive monthly installments, commencing on the first day of the month following the month in which the relevant Termination or Expiration Event occurred. Nothing in this provision shall imply any obligation on the part of Executive or the Company to enter into an extension, renewal or replacement of this Agreement or to be reasonable in negotiating any such extension, renewal or replacement. Notwithstanding anything to the contrary contained above, in the event that at the time of the relevant Termination or Expiration Event, (i) the Company has securities that are publicly traded on an “established securities exchange”, and (ii) Executive is a “specified employee” of the Company (in each case as such quoted terms are defined in Section 409A of the Code or rules and regulations issued thereunder), the Company shall delay the payment of the first six installments of the Retirement Benefit due to Executive under this Section 9 to the date that is six months plus one day (the “Delayed Payment Date”) after the relevant Termination or Expiration Event, it being understood that any payment so delayed shall be paid to Executive in a lump sum and without interest on the Delayed Payment Date; provided, however, that such payment shall be so delayed only to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code.

                         (b) In addition, for a period of three years following any termination of his employment hereunder (other than a termination for Cause), Executive and his family members shall continue to be covered, at the expense of the Company, under any group medical, dental or similar insurance plan maintained generally for the benefit of the Company’s senior executives (the “Insurance Plans”) to the extent that Executive and such family members are then eligible to participate therein in accordance with their terms, it being understood that the Company shall use its good faith efforts (but without incurring any additional costs) to ensure that Executive and such family members maintain such eligibilty. To the extent that Executive is not eligible to participate in the Insurance Plans, the Company shall pay to Executive an amount (the “Insurance Payment”) equal to the amount paid by the Company during calendar year 2007 with respect to Executive’s participation in the Insurance Plans maintained by the Company. The Insurance Payment shall be increased annually to reflect any increases in the cost of living from and after December, 2007, such increases in the cost of living to be determined in accordance with the procedures set forth in Section 4.2 above. The Insurance Payment shall be made to Executive in such periodic installments as the Company may determine but in no event less frequently than quarterly, provided however that any Insurance Payment due to Executive with respect to any calendar year shall be payable no later than the end of the following calendar year. Notwithstanding anything herein to the contrary, (i) the Insurance Payment hereunder for any calendar year or the insurance benefit to be provided to Executive hereunder with respect to any calendar year shall not affect the amounts eligible for payment to Executive hereunder or the Insurance Payment to be provided to Executive hereunder in any other calendar year, and (ii) the right to the Insurance Payment or the insurance benefit to be provided to Executive hereunder shall not be subject to liquidation or exchange for another benefit.

                         10.          CONFIDENTIAL INFORMATION; INVENTIONS; RESTRICTIVE COVENANT

                                                  10.1 Executive agrees not to divulge, furnish or make available to anyone (other than in the regular course of business of the Company) any knowledge or information with respect to the Company, or with respect to any other confidential or secret aspect of the Company’s activities.

                                                  10.2 Any methods, developments, inventions and/or improvements, whether patentable or unpatentable, which Executive may conceive or make along the lines of the Company’s business while in its employ as an employee or consultant, shall be and remain the property of the Company. Executive further agrees on request to execute patent applications based on such methods, developments, inventions and/or improvements, including any other instruments deemed necessary by the Company for the prosecution of such patent application or the acquisition of Letters Patent of this and any foreign country.

                                                  10.3 Executive agrees to communicate and make known to the Company all knowledge possessed by him relating to any methods, developments, inventions and/or improvements, whether patented, patentable or unpatentable, which concern in any way the business of the Company, whether acquired by him before or during the term hereof, provided, however, that nothing herein shall be construed as requiring any such communication where the method, development, invention and/or improvement is lawfully protected from disclosure as the trade secret of a third party or by any other lawful bar to such communication.

                                                  10.4 The services of Executive are unique and extraordinary and essential to the business of the Company, especially since Executive shall have access to the Company’s customer lists, trade secrets and other privileged and confidential information essential to the Company’s business. Therefore, Executive agrees that, so long as the Company is not in breach of any of its material obligations hereunder, during the term of this Agreement and for the Applicable Period following any termination hereof, Executive will not, without the prior written approval of the Company, directly or indirectly, within the United States of America, or any other area in which the Company shall then conduct substantial operations, engage in any business activity “competitive with the business of the Company”, as hereinafter defined, or solicit, directly or indirectly, any person who, at the time of such solicitation or at any time within twelve months prior thereto, was an employee or customer or account of the Company. For the purpose of this agreement a business activity competitive with the business of the Company shall include only (i) the operation or franchising of restaurants of a type then being operated, or under construction, by the Company and (ii) the sale, at wholesale or retail, of products similar in type and quality to those being marketed by the Company at the time of Executive’s termination of employment. “Applicable Period” means the period commencing upon the termination of Executive’s employment with the Company and ending upon the later of (i) one-year after any such termination, or (ii) the date on which the Company’s obligations to make payments to Executive hereunder shall terminate.

                         11.          VACATIONS

                                                  During the Employment Period, Executive shall be entitled to reasonable vacations during each twelve-month period of the term hereof, the time and duration thereof to be determined by mutual agreement between Executive and the Company.

                         12.          PARTICIPATION IN EMPLOYEE BENEFIT PLANS

                                                  During the Employment Period, Executive and any beneficiary of Executive shall be accorded the right to participate in and receive benefits under and in accordance with the provisions of any pension, profit-sharing, insurance, bonus, deferred compensation, medical and dental insurance or reimbursement, stock option, or other plan or program of the Company now in existence or hereafter adopted for the benefit of its executive employees.

                         13.          INJUNCTIVE RELIEF

                                                  Executive acknowledges and agrees that, in the event he shall violate any of the restrictions of Section 10 hereof, the Company will be without adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in an action or may have at law or in equity, and Executive hereby consents to the jurisdiction of such Court for such purpose, provided that reasonable notice of any proceeding is given, it being understood that such injunction shall be in addition to any remedy which the Company may have at law or otherwise.

                         14.          ASSIGNMENT, ETC.

                                                  This Agreement, as it relates to the employment of Executive, is a personal contract and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated. Except as otherwise expressly provided, this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                         15.          RIGHT TO PAYMENTS, ETC.

                                                  Executive shall not under any circumstances have any option or right to require payments hereunder otherwise than in accordance with the terms hereof. To the extent allowed by law, Executive shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of Executive, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Executive.

                                                  Notwithstanding anything in this Agreement to the contrary, payments upon termination of employment hereunder may only be made upon a “separation from service” as determined under Section 409A of the Code (but only in the event that Section 409A of the Code is in effect at the time of the termination of this Agreement), and in no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.

                         16.          NOTICES, ETC.

                                                  Any notice required or permitted to be given to Executive pursuant to this Agreement shall be sufficiently given if sent to Executive by certified mail addressed to him at the following address: 4100 North 36th Avenue, Hollywood, Florida, 33021, or at any such other address as he shall designate by notice to the Company, and any notice required or permitted to be given to the Company pursuant to this Agreement shall be sufficiently given if sent to the Company by certified mail addressed to it at 8685 Northwest 53rd Terrace, Miami, Florida 33166, attention of Corporation Secretary, or such other address as the Company shall designate by notice to Executive, with a copy to Landey Strongin, Esq., Dornbush Schaeffer Strongin & Venaglia, LLP, 747 Third Avenue, New York, New York, 10017.

                         17.          GOVERNING LAW

                                                  This Agreement shall be governed by, and construed in accordance with the laws of the State of Florida, applicable to agreements made and to be performed solely within such state.

                         18.          WAIVER OF BREACH; PARTIAL INVALIDITY

                                                  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not embodied therein.

                         19.          ENTIRE AGREEMENT

                                                  This Agreement constitutes the entire agreement between the parties hereto and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement. This Agreement may be amended only in writing executed by the parties hereto affected by such amendment.

                         IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Agreement as of the day and year first above written.

BENIHANA INC.

By:

Joel A. Schwartz

EXHIBIT A—FORM OF GENERAL RELEASE

          Joel A. Schwartz (“Schwartz” or the “Executive”) acknowledges and agrees that, for and in consideration of the benefits payable to him under Sections 6.2, 7, 8 and 9 of that certain Amended and Restated Employment Agreement (the “Employment Agreement”) between Schwartz and Benihana Inc. (the “Company”) dated as of March __, 2008 and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, for himself and for his heirs, executors, administrators, trustees, legal representatives, successors and assigns (collectively referred to for purposes of this General Release as the “Schwartz Releasors”), hereby forever releases and discharges the Company and any and all of the Company’s past, present and future parent entities, subsidiaries, divisions, affiliates or related business entities, assets, employee benefit and/or pension plans or funds, successors and assigns and any of their and/or the Company’s past, present and future owners, directors, officers, attorneys, fiduciaries, agents, trustees, administrators, Executives, successors and assigns, whether acting as agents for the Company or in their individual capacities (collectively referred to as the “Company Releasees”), from all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether based on any federal, state or local constitution, statute, ordinance, regulation, common law, court decision or otherwise), whether known or unknown, asserted or unasserted, which any of the Schwartz Releasors ever had, now have, or hereafter may have against any of the Company Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, conduct, occurrence and/or other matter from the beginning of the world up to and including the date that Schwartz signs this General Release.

          Without in any way limiting the generality of the foregoing, the Schwartz Releasors so release and discharge the Company Releasees from, including but not limited to: (a) any and all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act (except for any vested benefits, which are not affected by this General Release), the Fair Labor Standards Act, the Equal Pay Act, the National Labor Relations Act, (b) any and all other claims for employment discrimination, harassment, and/or retaliation (whether based on a federal, state or local constitution, statute, ordinance, code, common law, court decision or otherwise); (c) any and all claims relating to Schwartz’s employment by the Company (and/or by any of the other of the Company Releasees), the terms and conditions of such employment and/or the termination of such employment; (d) any and all claims relating to, or arising out of, the making of the Employment Agreement and this General Release; (e) any and all claims for damages or personal injury of any type whatsoever (whether arising by virtue of any constitution, statute, ordinance, common law, court decision or otherwise); (f) any and all claims of breach of implied or express contract, misrepresentation, negligence, fraud, wrongful discharge, constructive discharge, infliction of emotional distress, intentional infliction of emotional distress, battery, defamation, libel, slander, compensatory and/or punitive damages; and (g) any and all claims for attorneys’ fees, costs, disbursements and the like.

          This General Release specifically excludes and does not apply to any of Schwartz’s (i) claims for any payments due to him based upon Sections 6, 7, 8 and 9 of the Employment Agreement, (ii) any rights he may have under any stock option agreement, restricted stock award or similar agreement entered into between Schwartz and the Company, (iii) claims arising under the provisions of any employee benefit plans of the Company, if any, which are applicable generally to former employees of the Company, and (iv) claims for indemnification arising under any contract between the Company and the Executive or under the provisions of the Company’s Certificate of Incorporation or By-laws, or the Delaware General Corporation Law.

          Schwartz acknowledges and agrees that: (a) he has carefully read and fully understands all of the provisions of this General Release; (b) he has not relied upon any representations or statements, written or oral, not set forth in this General Release or in the Employment Agreement; (c) he executes this General Release freely, voluntarily and with full knowledge of its terms and consequences; (d) he has been afforded sufficient time and opportunity to consult with an attorney and is hereby advised to consult with an attorney prior to signing this General Release; (e) he has been given at least twenty-one (21) days within which to consider this General Release and that if he signs this General Release in less than twenty-one days he does so voluntarily and without any pressure or coercion of any nature from the Company; (f) for a period of seven (7) days following his execution of this General Release, he may revoke this General Release by providing written notice of such revocation to Company and that this General Release shall not become effective or enforceable until the seven (7) day revocation period has expired; and (g) that if he timely revokes this General Release, he will forfeit his entitlement to any additional payments under the Employment Agreement.

          IN WITNESS WHEREOF, Executive has executed this General Release on the day of___________.

Joel A. Schwartz